Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Astoria Financial Corporation:

We consent to the incorporation by reference in the Registration Statements of Astoria Financial Corporation on Form S-8 (Nos. 333-113745, 333-113785, 333-130544, 333-147580 and 333-170874) and Form S-3 (Nos. 333-166957 and 333-182041) of our reports dated February 27, 2014 with respect to (i) the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Annual Report on Form 10-K of Astoria Financial Corporation.

New York, New York

February 27, 2014